MUTUAL OF AMERICA LIFE INSURANCE COMPANY

[320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600]

(hereafter called the "Company")

CHILDREN BENEFIT RIDER

Rider effective date

[February 1, 2008]

Children Benefit

[$3,000]

Monthly premium for rider

[$1.23]

This rider and the application for it is attached to and made part of variable universal life insurance policy number [000-000], Insured – [John Doe], as of the rider effective date shown above. The Company has issued this rider in consideration of the application and the payment of the premium for this rider, which is shown above and is payable as provided for in this Policy.

While this Policy is in force and in accordance with the provisions of this rider and this Policy, if a Child dies prior to their twenty-first birthday we shall pay the Children Benefit to the Insured.

Subject to the Company's underwriting rules, the Children Benefit may be changed by amendment, with a corresponding adjustment in the monthly premium for this benefit. Any increase in the Children Benefit is subject to receipt by the Company of evidence of insurability satisfactory to the Company. Any such increase shall become effective when approved by the Company.

Definitions

The following terms used in this rider shall have the meaning defined:

(a) “Child” means any child born to or legally adopted by the Insured, or any stepchild of the Insured, who is at least 14 days old, has not yet reached their twenty-first birthday and who:

(i) at the time of application for this rider, had not yet reached their nineteenth birthday; or

(ii) if the legal adoption of a child by the Insured occurs after the date of application for this rider, such child at the time of being legally adopted by the Insured had not yet reached their nineteenth birthday; or

(iii) if the child becomes a stepchild of the Insured after the date of application for this rider, such child at the time of becoming a stepchild of the Insured had not yet reached their nineteenth birthday; or

(iv) is unmarried.

(b) “Children Benefit” means the amount of death benefit that is payable in the event a Child dies prior to their twenty-first birthday. The amount of Children Benefit, per Child, is shown above.

Conversion

If this rider terminates with respect to any individual Child, the Company shall, subject to the conversion rules listed below, issue a converted policy on any plan of whole life insurance which is then being issued by the Company.

The conversion rules are as follows:

(a)

A written request for conversion of the terminating insurance must be received at the Home Office no later than 31 days after the date this rider terminates with respect to any individual Child.

(b)

Once coverage under this rider terminates with respect to any individual Child, no insurance shall be inforce for such Child until the converted policy becomes effective.

(c)

The face amount of the converted policy shall not be less than our published minimum for the plan of whole life insurance selected, provided however the Company shall offer for conversions at least one whole life policy with a minimum of $1,000.

VUL-2007-CB

(d)

The face amount of the converted policy shall not be for an amount greater than five times the amount of the Children Benefit and shall be issued without evidence of insurability.

(e)

If the age of the Child whose insurance is being converted is greater than fourteen years and six months, the owner of the conversion policy shall be such Child, otherwise the owner of the conversion policy shall be the Insured.

(f)

The premium for the conversion policy shall be at the Company’s published rate for the plan of whole life insurance selected at the time of conversion. The premium class indicated in Section 1 of this Policy and the age of the Child, whose insurance is being converted, at such Child’s nearest birthday on the date of conversion shall be used to determine the premium rate for the conversion policy.

Paid-up Insurance

If the Insured dies while this rider is in force, this rider shall be continued under this Policy as paid-up insurance for each Child. If a Child dies prior to their twenty-first birthday and after the date of death of the Insured, the Company shall pay, in accordance with the provisions of this rider and this Policy, the Children Benefit to the first surviving class of the following: (a) to the Child’s surviving parents in equal shares; or (b) to the Child’s surviving brothers and sisters in equal shares; or (c) to the executor or administrator of the Child’s estate.

Termination

This rider shall automatically terminate, upon the earliest of the following events:

(a)

with respect to any individual Child, on the earliest of the Child’s marriage or their twenty-first birthday;

(b)

on the Monthly Anniversary Date after receipt of a written request by the Owner that this rider be deleted from this Policy; or

(c)

on the Policy Anniversary on which the Insured's Attained Age is 65.

This rider is executed at New York, New York.

/s/ Kevin Brady
Kevin Brady
Vice President

VUL-2007-CB